Exhibit 10.11

HealthStream, Inc. (the “Company”)

Summary of Director and Executive Officer Compensation

I. Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainers and Fees	2015
Annual Retainer fee	$4,000
Board meeting fee	$1,000
Committee chair meeting fee	$1,000
Committee member meeting fee	$500

In addition to the cash compensation set forth above, each non-employee director is eligible to receive a nondiscretionary annual grant of restricted share units for conversion to shares of the Company’s common stock. The restricted share units are granted annually and vest ratably over a three year period.

II. Executive Officer Compensation. The following table sets forth the current base salaries and fiscal 2014 performance bonuses provided to our executive officers, including the individuals who the Company expects to be its Named Executive Officers for 2015.

Executive Officer	Current Base Salary	Fiscal 2014 Bonus Amount
Robert A. Frist, Jr.	$283,343	$85,001

J. Edward Pearson	$267,729	$80,317

Arthur E. Newman	$253,071	$75,920

Gerard M. Hayden, Jr.	$248,745	$74,622

Jeffrey S. Doster	$248,745	$74,622

Michael Sousa	$260,000	$35,341

Thomas Schultz	$200,000	$-0-

III. Additional Information. The foregoing information is summary in nature. Additional information regarding Director and Named Executive Officer compensation will be contained in the Company’s 2015 Proxy Statement.